Exhibit 99.1

News Release
Community Healthcare Trust Update on Recent Activities
FRANKLIN, Tenn., January 21, 2016 /PRNewswire/ -- Community Healthcare Trust Incorporated (NYSE: CHCT) provides an update on its activities during the fourth quarter of 2015 and for the first quarter of 2016 through January 21, 2016.
Investments in the Fourth Quarter of 2015
During the fourth quarter of 2015, the Company acquired eight properties for an aggregate purchase price of approximately $29.2 million. The Company’s expected returns on these investments range from approximately 9.2% to 10.9%.
Investments through January 21, 2016
In January 2016, through January 21, the Company acquired two properties for an aggregate purchase price of approximately $9.5 million, and funded a $12.5 million mortgage with an option to purchase the property securing the mortgage. The Company’s expected returns on these investments range from approximately 9.1% to 11.0%.
Properties under Contract and Non-binding Term Sheets
The Company has five properties under definitive purchase agreements or non-binding term sheets for an aggregate expected purchase price of approximately $25.3 million. The Company’s expected return on these investments range from approximately 9.0 to 10.1%. The Company is currently negotiating with the sellers of these properties in order to reach definitive purchase agreements and/or performing due diligence procedures customary for these types of transactions and cannot provide any assurance as to the timing of when or whether these transaction will actually close.
The Company funded its fourth quarter investments and investments through January 21, 2016 with cash from operations, cash on hand, and through proceeds from its revolving credit facility. The Company anticipates funding additional investments with cash from operations, through proceeds from its revolving credit facility, or from net proceeds from debt or equity offerings.
Other Matters
In the second quarter of 2015, the Company completed its initial public offering of 7,187,500 shares of its common stock and concurrent private placements to certain officers and directors of the Company of 123,683 shares of its common stock, received aggregate net proceeds of approximately $127.5 million, and subsequently acquired 29 real estate properties for aggregate cash consideration of approximately $87.0 million.
The Company paid a cash dividend, for the 34 day period beginning May 27, 2015 and ending June 30, 2015, of $0.142 per share, to stockholders of record as of August 20, 2015, on September 3, 2015 and paid a cash dividend, for the third quarter, of $0.375 per share, to stockholders of record as of November 20, 2015, on December 4, 2015. These dividends equate to an annualized dividend of $1.50 per share.
About Community Healthcare Trust Incorporated
Community Healthcare Trust is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States.  The Company had investments of approximately $112.0 million in 33 real estate properties and mortgages as of September 30, 2015, located in 16 states and totaling approximately 575,000 square feet.
Additional information regarding the Company, including this quarter's operations, can be found at www.communityhealthcaretrust.com.  Please contact the Company at 615-771-3052 to request a printed copy of this information.
Cautionary Note Regarding Forward-Looking Statements
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. We therefore caution you against relying on such forward-looking statements. These risks and uncertainties are discussed from time to time in its filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein which speak only as of the date hereof. We intend these forward-looking statements to speak only as of the time of this release and the Company undertakes no obligation to update forward-looking statements, whether as the result of new information, future developments, or otherwise, except as may be required by law.
CONTACT: W. Page Barnes, 615-771-3052
SOURCE: Community Healthcare Trust Incorporated

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